Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL LABORATORIES, INC. ANNOUNCES PRICING

OF SENIOR SECURED FLOATING RATE NOTES

UNIONDALE, N.Y., October 20, 2005 – Del Laboratories, Inc. announces the pricing of its $185 million in principal amount of senior secured floating rate notes due 2011 offered in a private placement. The notes will bear interest at a per annum rate equal to three-month LIBOR plus 5.0%, payable quarterly. The notes will mature on November 1, 2011. Del will use the net proceeds from the sale of the notes, together with borrowings under an asset-based revolving credit facility that it expects to enter into, to repay all outstanding borrowings under its existing senior credit facilities. Del expects the offering to close on October 28, 2005.

The notes are being offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes will not be registered under the Securities Act and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement will not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contact:	Joseph Sinicropi
Executive Vice President and Chief Financial Officer
Del Laboratories, Inc.
726 Reckson Plaza, PO Box 9357
Uniondale, NY 11553-9357
(516) 844-2050